Exhibit 23.3

INDEPENDENT AUDITOR'S CONSENT

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration numbers 333-211178, and 333-183355), as well as in the Registration Statements on Form S-8 (Registration numbers 333-181165, 333-191418, and 333-210281 of Preferred Apartment Communities, Inc. of our report dated July 15, 2016 on our audit of the combined statement of revenues and certain operating expenses for the year ended December 31, 2015 of Grandeville on Avalon Park, which appears in the Current Report on Form 8-K of Preferred Apartment Communities, Inc. filed July 15, 2016.

/s/ Insero & Co. CPAs, LLP

Rochester, New York
July 15, 2016